The CATO Corporation

                                           NEWS RELEASE

FOR IMMEDIATE RELEASE

For Further Information Contact:

            John R. Howe

            Executive Vice President

            Chief Financial Officer

            704-551-7315

CATO REPORTS RECORD 1Q EPS UP 44%

Provides 2Q and Updates 2010 Guidance

Charlotte, NC (May 20, 2010) – The Cato Corporation (NYSE: CATO) today reported record net income of $27.1 million or $.92 per diluted share for the first quarter ended May 1, 2010, compared to net income of $18.8 million or $.64 per diluted share for the first quarter ended May 2, 2009.  Net income increased and earnings per diluted share both increased 44% for the quarter.  Sales for the first quarter were $259.8 million, a 9% increase over sales of $238.1 million for the first quarter ended May 2, 2009.   The Company’s same store sales increased 8% in the first quarter.

“Strong Easter sales and favorable weather were driving factors in generating a record quarter,” commented John Cato, Chairman, President, and Chief Executive Officer.  “A significant degree of uncertainty remains in the economic outlook in many of our markets and for many of our customers.  Based on that uncertainty, we are continuing to take a conservative position with our sales expectations and estimate same store sales will be in the range of down 3% to flat for the second quarter.  Considering those sales expectations and a strong second quarter last year, we are maintaining our estimate of second quarter earnings per diluted share reflected in our 2010 guidance in the range of $.43 to $.46 versus $.56 last year.  After adjusting our original 2010 guidance for first quarter actual results, our estimate of earnings per diluted share for the full year is now a range of $1.72 to $1.81 versus $1.55 last year.”

Gross margin in the quarter increased 310 basis points to 43.5% principally as a result of lower

8100 Denmark Road

P. O. Box 34216

Charlotte, NC  28234

(704) 554-8510

markdowns in the quarter.  SG&A expenses as a percent of sales decreased during the quarter primarily as a result of leveraging higher sales.  On a dollar basis, SG&A increased 6% principally due to higher accrued incentive compensation and health and workers’ compensation insurance costs slightly offset by lower store closing and legal costs.  The Company’s cash and short-term investments increased by $21.8 million during the quarter to $222.7 million.

During the first quarter, the Company opened four stores, relocated one store and closed three stores.  Two of the closings were It’s Fashion stores closed to open an It’s Fashion Metro store in the same market.  As of May 1, 2010, the Company operated 1,272 stores in 31 states, compared to 1,285 stores in 31 states as of May 2, 2009.

The Cato Corporation is a leading specialty retailer of value-priced women’s fashion apparel and accessories operating two divisions, “Cato” and “It’s Fashion”.  The Company’s Cato division offers exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day.  The It’s Fashion division offers fashion with a focus on the latest trendy styles and nationally recognized urban brands for the entire family at low prices every day.  Additional information on The Cato Corporation is available at www.catocorp.com.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected sales and financial results for the second quarter and year 2010 are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand.  Additional information concerning these and other important factors can be found in Item 1A. “Risk Factors” of the Company’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized.  The Company is not responsible for any changes made to this press release by wire or Internet services.

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8100 Denmark Road

P. O. Box 34216

Charlotte, NC  28234

(704) 554-8510

THE CATO CORPORATION

CONDENSED CONSOLIDATED STA TEMENTS OF INCOME (UNAUDITED)

FOR THE PERIODS ENDED MAY 1, 2010 AND MAY 2, 2009

(Dollars in thousands, except per share data)

	Quarter Ended
	May 1,	%	May 2,	%
	2010	Sales	2009	Sales

REVENUES
Retail sales	$259,760	100.0%	$238,055	100.0%
Other income (principally finance,
late fees and layaway charges)	2,923	1.1%	2,972	1.3%

Total revenues	262,683	101.1%	241,027	101.3%

GROSS MARGIN (Memo)	112,906	43.5%	96,142	40.4%

COSTS AND EXPENSES, NET
Cost of goods sold	146,854	56.5%	141,913	59.6%
Selling, general and administrative	68,559	26.4%	64,644	27.2%
Depreciation	5,271	2.0%	5,544	2.3%
Interest and other income	(892)	-0.3%	(1,060)	-0.4%

Cost and expenses, net	219,792	84.6%	211,041	88.7%

Income Before Income Taxes	42,891	16.5%	29,986	12.6%

Income Tax Expense	15,831	6.1%	11,173	4.7%

Net Income	$27,060	10.4%	$18,813	7.9%

Basic Earnings Per Share	$0.92		$0.64

Diluted Earnings Per Share	$0.92		$0.64

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THE CATO CORPORATION

CONDENSED CONSOLIDAT ED BALANCE SHEETS

(Dollars in thousands)

	May 1, 2010	May 2, 2009	January 30, 2010
	(Unaudited)	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$53,718	$42,006	$50,385
Short-term investments	166,417	115,696	147,955
Restricted cash	2,565	9,016	2,575
Accounts receivable - net	40,742	42,518	40,154
Merchandise inventories	106,710	114,339	118,628
Other current assets	12,827	13,936	11,070

Total Current Assets	382,979	337,511	370,767

Property and equipment – net	101,469	114,096	102,769

Other assets	7,541	7,228	7,454

TOTAL	$491,989	$458,835	$480,990

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:	$160,135	$160,500	$168,468

Noncurrent Liabilities	20,554	21,853	21,210

Stockholders' Equity	311,300	276,482	291,312

TOTAL	$491,989	$458,835	$480,990

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